Exhibit 4

DESCRIPTION OF SECURITIES
The following description of the capital stock of Cantel Medical Corp. (the “Company,” “we,” “us” or “our”) is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, dated July 20, 1978, as amended (the “Amended Certificate”), and By-Laws, as amended on January 3, 2018 (the “By-Laws”), each of which is incorporated by reference herein and filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended July 31, 2019, to which this Exhibit 4 is also attached.
General
Our capital stock consists of a total of 76,000,000 authorized shares, of which 75,000,000 shares, par value $0.10 per share, are designated as common stock and 1,000,000 shares, par value $1.00 per share, are designated as preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol “CMD.”
Common Stock
Voting rights. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. We do not have a classified Board of Directors. Our By-laws provide that unless a greater number of affirmative votes is required by our Amended Certificate, our By-Laws, the rules or regulations of any stock exchange applicable to the Company, or as otherwise required by law or pursuant to any regulation applicable to the Company, at a meeting of stockholders, our stockholders will approve any matter, other than the election of directors and as noted below, if the votes cast in favor of such matter exceed the votes cast against such matter. A nominee for director will be elected to our Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors will be elected by a plurality of the votes cast where the number of nominees exceeds the number of directors to be elected. One or more of our directors may be removed by the affirmative vote of stockholders holding two-thirds of our stock. Our By-Laws may be amended by the affirmative vote of stockholders representing a majority of the whole capital stock entitled to vote at an annual meeting of our stockholders. The authorized number of shares of our common stock may, without a class or series vote, be increased or decreased by the affirmative vote of stockholders holding a majority of the outstanding shares of capital stock entitled to vote thereon.
Dividend rights. Holders of our common stock are entitled to ratably receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any.
Liquidation rights. Upon liquidation, dissolution or winding-up of the Company, the holders of our common stock will be entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.
Other rights and preferences. Our common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.
Registration rights. Some of our stockholders have certain demand registration rights and piggyback and other registration rights with respect to shares of our common stock held by them, as described from time to time in our periodic reports filed with the Securities and Exchange Commission.
Preferred Stock
Pursuant to our Amended Certificate, our Board of Directors may issue shares of preferred stock from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative participation, optional or other special rights (if any) and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock, and the issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us. The number of authorized shares of preferred stock may, without a class vote of such preferred stock or any series thereof, be increased or decreased by the affirmative vote of the holders of a majority of the capital stock entitled to vote thereon, except as otherwise provided in the resolution fixing the voting rights of any such series of preferred stock.
Anti-Takeover Effects of Certain Provisions of Delaware Law and our Amended Certificate and By-Laws
Antitakeover Effects of Section 203 of the DGCL. We have elected not to opt out of Section 203 of General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 of the DGCL prevents an “interested stockholder” (as defined in the DGCL) from engaging in a “business combination” (as defined in the DGCL) with us for three years following the date that person becomes an interested stockholder, unless one or more of the following occurs:

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before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The DGCL generally defines “interested stockholder” as any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
The provisions of the DGCL, our Amended Certificate and our By-Laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Certain Corporate Antitakeover Provisions. Certain provisions in our Amended Certificate and By-Laws could have the effect of delaying, deferring or preventing another party from acquiring or seeking to acquire control of the Company. For example, our Amended Certificate and/or By-Laws contain provisions that:

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permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences and relative participation, optional and other special rights, if any and any qualifications, limitations or restrictions of the shares of such series;

•	provide that vacancies on our Board of Directors may be filled by a majority of our Board of Directors then in office, although less than a quorum;

•	provide that stockholders do not have the right to cumulative voting in the election of directors;

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provide that special meetings of stockholders may only be called by a majority of our Board of Directors, and that only proposals included in the Company’s notice or otherwise brought before the meeting by or at the direction of our Board of Directors may be considered at such special meetings; and

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provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on the Company’s behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine.